EXHIBIT 99.1

Contact:
Kenneth I. Sawyer
Chairman, President and Chief Executive Officer
Pharmaceutical Resources, Inc.
(845) 425-7100

FOR IMMEDIATE RELEASE

             PHARMACEUTICAL RESOURCES, INC. TO ACQUIRE ISP FINETECH
              FINE CHEMICAL BUSINESS FOR APPROXIMATELY $109 MILLION

     WITH 30 Ph.Ds, ISP FINETECH FINE CHEMICAL BUSINESS TO PROVIDE IMMEDIATE CAPABILITIES IN DRUG DEVELOPMENT; SUCH BUSINESS WILL ALSO PROVIDE ADVANCED
            MANUFACTURING CAPABILITIES FOR COMPLEX MOLECULAR ENTITIES

Spring Valley, New York, January 11, 2002 - Pharmaceutical Resources, Inc.
(PRI), in line with its objective to become a leading specialty pharmaceutical company, today announced that it intends to acquire the International Specialty Products (ISP) FineTech fine chemical business. ISP FineTech, based in Haifa, Israel and Columbus, Ohio, specializes in the design and manufacture of proprietary synthetic chemical processes used in the production of complex and valuable organic compounds for the pharmaceutical industry. ISP FineTech, with its 30 Ph.Ds and proven technological expertise, will be operated as an independent, wholly-owned subsidiary of PRI and will provide immediate chemical synthesis capabilities and strategic opportunities to PRI. The ISP FineTech business manufactures intermediate and active pharmaceutical ingredients for companies in the branded and generic pharmaceutical industries at its state-of-the-art manufacturing facilities in Columbus, Ohio and Haifa, Israel. PRI, a holding company, develops, manufactures and distributes generic pharmaceutical products principally through its wholly-owned subsidiary, Par Pharmaceutical, Inc.

"The decision to acquire the ISP FineTech fine chemical business was based on our years of successful collaboration with key individuals at FineTech and its powerful strategic fit," said Kenneth I. Sawyer, chief executive officer of PRI. "The acquisition substantially improves our technology base and establishes an integrated development platform, advancing our capability to create unique, proprietary pharmaceutical products as well as diversifying the Company by providing similar services to third parties. We have enhanced our prospects for long-term growth and are opening the way for new strategic alliances without compromising our ability to meet superior near-term earnings performance. We are now in a position to better control our own destiny."

PRI anticipates that the acquisition will have neither a materially accretive nor a materially dilutive effect on earnings in fiscal year 2002.

ISP FineTech in Haifa conducts proprietary research and development activities in the area of synthetic molecules and provides forensic analytical services to the pharmaceutical industry. It also manufactures complex synthetic active pharmaceutical ingredients at its plant in Israel, which operates in compliance with U.S. Food and Drug Administration current good manufacturing practices
(cGMP) standards. ISP's Columbus facility manufactures large-scale active pharmaceutical ingredients and intermediates, including cryogenic reactions. ISP FineTech achieved revenues of approximately $25 million in 2001. ISP FineTech's customer base spans four continents and includes several of the world's leading pharmaceutical companies.

"FineTech's proven ability to design proprietary processes to develop complex synthetic molecules is a perfect complement to PRI's specialty pharmaceutical portfolio", said Mr. Sawyer. "FineTech's value to us is further enhanced by our recently announced alliance with Elan to develop up to 10 sustained-release drugs over the next five years."

Following the acquisition, Dr. Arie A. Gutman, the founder of FineTech Ltd. (Haifa, Israel) and currently President of ISP FineTech, will become the chief executive officer of the acquired business, which will be a subsidiary of PRI. In addition, Dr. Gutman will be nominated to PRI's board of directors.

The proposed acquisition will include the assets and intellectual property of ISP's pharmaceutical custom manufacturing business, principally located in Columbus, Ohio, and all of the capital stock of ISP FineTech Ltd. The acquisition, for consideration of approximately $109 million, is expected to be financed by a combination of equity, cash-on-hand and PRI's existing debt facility, and will not require the approval of PRI's shareholders. The acquisition will be accounted for using the purchase method and is subject to customary regulatory approvals and certain other conditions. The agreement provides for a break-up fee of $3 million payable to ISP if, for certain reasons, PRI decides not to continue with the transaction.

At 8:15 a.m., Eastern Daylight Time (EDT), on Monday, January 14, 2002, PRI will host a live conference call to provide an overview of the transaction and the strategy behind the acquisition. The call-in numbers are:

U.S.:                              800-360-9865

International:                     973-694-6836

Investors and the general public are invited to listen to a webcast of the conference call. Visitors to http://www.companyboardroom.com may need to download DownPlayer(R) or Windows Media Player(TM) prior to listening to the webcast. It will be listed under the stock symbol "PRX".

A replay will be available beginning two hours after the conclusion of the teleconference until January 16, 2002.

Conference call replay access:  800-428-6051 (U.S.)  Passcode ID#:  225164

PRI's wholly owned primary operating subsidiary, Par Pharmaceutical, Inc., located in Spring Valley, New York, manufactures and distributes over 100 products representing various dosage strengths for 50 separate drugs.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those concerning management's expectations with respect to future events or future financial performance. Any such statements that refer to PRI's anticipated future results, product performance or other non-historical facts are forward-looking and reflect PRI's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the uncertainty associated with complex litigation, including the eventual outcome and litigation costs and expenses incurred along the way, the success of PRI's product development activities, the timeliness with which regulatory authorizations and product introductions may be achieved, market acceptance of PRI's products, the availability of raw materials on commercially reasonable terms, successful compliance with extensive, costly, complex, and evolving governmental regulations and restrictions, exposure to product liability and other risks and uncertainties detailed in PRI's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q and Form 8-K reports (including the Form 8-K to be filed with the Commission in connection with the transaction described herein).

                                      # # #